NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 24, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 11, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Nielsen Holdings plc and Neptune BidCo US Inc. a wholly owned subsidiary of Neptune Intermediate Jersey Limited, an affiliate of Evergreen Coast Capital Corporation, Elliott Investment Management L.P., and Brookfield Business Partners L.P. together with institutional partners, became effective on October 11, 2022. Each Ordinary Share of Nielsen Holdings plc was exchanged for USD 28.00 in cash, without interest and less any applicable withholding taxes. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 12, 2022.